Exhibit 10.3
June 30, 2008
Mr. Jerry A. Wackerhagen
3454 Mist Hollow Ct.
Fort Worth, TX 76109
     Re: Separation of Employment
Dear Jerry:
     This letter agreement and release of claims (the “Agreement”) sets forth the terms and conditions governing the termination of your employment relationship with Cash America Management L.P., and any relationship with Cash America International, Inc., and their affiliates and subsidiaries (collectively, the “Company”). Additionally, it is agreed that this Agreement sets forth the entire agreement between you and the Company (the “Parties”) and its predecessors, directors, officers, employees, agents and representatives relating to the separation of your employment.
     This Agreement is not intended to alter the form or timing of any severance pay or benefits provided to you under any prior arrangement (including without limitation your May 25, 2005 offer letter from the Company), but is intended to confirm and restate such entitlements, and to provide for certain additional payments and benefits described herein.
     Your separation is effective June 30, 2008 (the “Severance Date”). In consideration of your separation, you and the Company agree to the following:
(1)	If you agree to and accept the terms contained in this Agreement, you must sign the Agreement in the space provided below and return one fully executed original of this Agreement to the Company by July 22, 2008, which date is more than 21 days after the date that this Agreement is being delivered to you. If you elect to sign this Agreement and return an original of it to the Company, you will have seven (7) days after you deliver the original of the Agreement to the Company during which you may revoke your acceptance. If you choose to revoke your acceptance, you must notify the Company in writing, and the Company must receive the notification by the expiration of this seven-day period. If you do not sign this Agreement within the time period required by law, or if you revoke your acceptance during the revocation period described above, this Agreement will be of no further force or effect, and you will not be entitled to any of the
Confidential

payments or benefits described herein (other than any amounts paid to you under paragraph (4) prior to August 1, 2008).
(2)	Your separation from all offices and positions held by you in the Company will be effective as of June 30, 2008.
(3)	If you sign the Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance, the Company will pay to you a single lump-sum payment in the total gross amount of $287,335.20 (less all applicable deductions), on January 31, 2009.
(4)	The Company will make additional payments to you over the 18-month period commencing July 1, 2008, and ending December 31, 2009 (such payments being referred to herein as the “Salary Continuation Payments”); provided, however, that if you do not sign the Agreement in the manner described in paragraph (1) above, or if you do sign the Agreement but thereafter revoke your acceptance as described in paragraph (1) above, in either such event, none of the Salary Continuation Payments to be made after July 31, 2008, will be made and all such amounts instead will be forfeited by you. The total gross amount of the Salary Continuation Payments shall be $630,540.00 (i.e., such amount being 150% of your current base annual salary of $420,360.00), and actual payments shall be less all applicable deductions. The Salary Continuation Payments will be made in substantially equal installments over such 18-month period in accordance with the Company’s normal payroll practices and policies for senior executive officers.
(5)	If you elect to continue health coverage under the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and/or under the Company’s supplemental executive medical expense reimbursement plan, then, while such coverage is in effect, for the 18-month period commencing on your Severance Date, your premium for such coverage shall be equal to the amounts (if any) that similarly-situated active employees would pay for similar coverage under the Company’s plans during that period. The reduction in your premium responsibility may be effected through reimbursement from the Company or a discount in your premium amount, as determined by the Company in its discretion. It will be your responsibility to complete and return the election form(s) to the Benefits Department. The COBRA and extended coverage provided for in this paragraph (5) includes those benefits provided generally to covered executive level employees. The post-employment coverage described in this paragraph will end due to any reason COBRA continuation coverage ends or would have ended (such as, for example, your becoming covered under a group health plan of another employer or your dependents losing their dependent status).
(6)	The Company shall pay for the cost of outplacement expenses for up to $14,000.00. The Company will provide such outplacement services by direct payment to the outplacement service provider Right Management.
Confidential

(7)	This Agreement provides for any and all payments to you for any reason associated with your employment with the Company up to and including June 30, 2008. You will not be entitled to receive any amounts under any other plan, program or agreement with the Company (including without limitation incentive pay under the Cash America 2008 Short Term Incentive Plan or any other incentive plan, Restricted Stock Units (including the 2008 special award) or any other awards under the Cash America International, Inc. 2004 Long-Term Incentive Plan, and any agreement or arrangement providing benefits or payments in the event of a change in corporate control), and all other benefits and perquisites that you are currently receiving will cease on June 30, 2008. The foregoing will not, however, affect any vested benefits to which you are entitled after separation under the terms of any Company benefit or compensation plan in which you are a participant.

(8)	You agree not to say, write, do, authorize or otherwise create or publish anything that will in any way disparage the Company or any of its employees. You also agree not to interfere with the management of the Company through any contact with shareholders, directors, employees, vendors and others, and not to make any public or private statements or comments that may have the effect of disrupting operations of the Company in any way.

(9)	The terms and conditions of this Agreement are to be held in strict confidence by you and characterized as “confidential information.” The Parties further agree that the terms and conditions of this Agreement will not be further disclosed to any other person or entity (with the exception of the Parties’ attorneys, accountants and your current spouse, provided such individuals agree to maintain the confidentiality requirements of this paragraph (9)), unless such party is required to do so by a valid order of a court of competent jurisdiction, or as required by law. Any disclosure of “confidential information” to any third-party will be construed as a material breach of this Agreement.

(10)	It is further agreed that you will return to the Company, on or before July 1, 2008, all Company property currently in your possession, including without limitation, computers, PDAs, keys, credit cards, cellular phones, pagers and all papers, lists and other materials that relate to, or involve, the business of the Company and that are in your possession or control.

(11)	You further agree to give up any claim to reinstatement with the Company.

(12)	You acknowledge that during the term of your employment you have been privy to confidential and proprietary information of the Company. You agree to not disclose to any third party the trade secrets, proprietary information, marketing strategies, business strategies, business plans, pricing data, legal analyses, financial information, insurance information, customer lists, customer information, creditor files, processes, policies, procedures, research, lists, methodologies, specifications, software, software code, computer systems, software and hardware architecture and specifications, customer information systems, point of sale systems, management information systems, software
Confidential

design and development plans and materials, intellectual property, contracts, business records, technical expertise and know-how, and other confidential and proprietary information and trade secrets of the Company (collectively, the “Property”), which were provided to you by the Company and are confidential and proprietary property of the Company. You further agree not to use any Property to your personal benefit or the benefit of any third party. You also agree to return to the Company by your Severance Date all such Property which is tangible. Notwithstanding the foregoing, the Property protected hereunder does not include any data or information that has been disclosed to the public (except where such public disclosure has been made by you without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this provision are in addition to, and not in lieu of, any rights or remedies the Company may have available pursuant to the laws of the State of Texas to prevent the disclosure of trade secrets and proprietary information. Your obligations under the nondisclosure provisions hereof (i) will apply to confidential information that does not constitute trade secrets for a period of 36 months after your Severance Date, and (ii) will apply to trade secrets until such Property no longer constitutes trade secrets.
(13)	You agree that, for 18 months after your Severance Date, you will not, directly or indirectly, solicit, recruit or induce any employee, officer, agent or independent contractor of the Company to terminate such party’s engagement with the Company so as to work for any person or business which competes with the Company for talent; provided, the restrictions set forth in this provision will only apply to employees, officers, agents or independent contractors with whom you had business contact during the 12-month period prior to your Severance Date.

(14)	You agree that, for 18 months after your Severance Date, you will not, on your own behalf or on behalf of any other person or entity (including without limitation any entity that you may form, join, consult with, provide services or assistance to or on behalf of, or otherwise become affiliated with), compete with the Company anywhere within the Territory by providing management or consulting services similar to those you provided to the Company with respect to any products or services similar to those offered (or under development) by the Company on your Severance Date (“Company Products and Services”). For purposes of this Agreement, the term “Territory” will mean any territory in which the Company offers Company Products or Services on the Severance Date, plus any additional territory into which the Company has actively and directly sought to expand during the 12-month period preceding the Severance Date in which you were involved.

(15)	You agree that, for 18 months after your Severance Date, you will not, on your own behalf or on behalf of any other person or entity, solicit, initiate contact, call upon, initiate communication with or attempt to initiate communication with any customer or client of the Company or any representative of any customer or client of the Company, with a view to providing Company Products and Services to such clients or customers; provided, the restrictions set forth in this provision will apply only to customers or clients
Confidential

of the Company with whom you had contact within the 12-month period prior to your Severance Date.
(16)	You acknowledge and agree that the provisions hereof relating to confidential and proprietary information, nonsolicitation of employees and agents, noncompetition, and nonsolicitation of customers and clients (collectively, the “Covenants”) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Company. You expressly agree and consent that, and represent and warrant to the Company that, the Covenants will not prevent or unreasonably restrict or interfere with your ability to make a fair living. You agree that the invalidity or unenforceability of any one or more of the Covenants, or any part thereof, will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In case any one or more of the Covenants contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable Covenant had never been contained herein. You also agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any Covenant is invalid, unenforceable or excessively restrictive, you and the Company will request such court to rewrite such Covenant in order to make such Covenant legal, enforceable and acceptable to such court to the maximum extent permissible under applicable law. You agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between you and the Company; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

You agree that any remedy at law for any breach of the Covenants will be inadequate and that the Company will be entitled to apply for injunctive relief in addition to any other remedy the Company might have under this Agreement or applicable law.

You acknowledge that, in addition to seeking injunctive relief, the Company may bring a cause of action against you for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Company and arising out of or due to any breach of any of the Covenants. In addition, you agree that either party may bring an action against the other for breach of any other provision of this Agreement.

(17)	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder (“Section 409A”) and shall be construed accordingly. Any payments or distributions payable to
Confidential

you under this Agreement upon your “separation from service” (as defined for purposes of Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment under this Agreement (whether of cash, property or benefits) shall be treated as a separate payment for purposes of Section 409A. Where this Agreement provides that a payment will be made upon a specified date or during a specified period, such date or period will be the Section 409A “payment date” or “payment period”, but actual payment will be made no later than the latest date permitted under Section 409A (generally, by the later of the end of the calendar year in which the payment date falls, or the fifteenth day of the third calendar month after the payment date occurs). With respect to payments or benefits provided under this Agreement that are reimbursements or in-kind payments, to the extent necessary to comply with Section 409A, the amount of such payment(s) or benefit(s) during any calendar year shall not affect payment(s) or benefit(s) provided in any other calendar year, and the right to any payment(s) or benefit(s) shall not be subject to liquidation or exchange for another benefit. Any reimbursements under this Agreement shall be paid as soon as practicable but no later than 90 days after you submit evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).
     In consideration of the above, including the mutual agreements of the parties hereto and the payments to be made to you hereunder, the receipt and sufficiency of which are hereby acknowledged and confessed by you, you (on behalf of yourself and your successors and assigns) voluntarily and knowingly, fully, completely, and forever release the Company and its officers, directors, employees, stockholders, and legal successors and assigns of the Company (collectively, “Released Parties”) from all claims, charges, actions and causes of action, whether now known or unknown, which you now have, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the date you sign this Agreement , including, but not limited to, any claims for claims based upon or arising under: express or implied contract; wages or benefits owed; covenants of fair dealing and good faith; interference with contract; option grants; wrongful discharge or termination; employment discrimination of any type; the Texas Commission on Human Rights Act (“TCHRA”), and any similar statute in other states; the Texas Payday Act, the Texas Labor Code, and any similar statute in other states; any claim of employment discrimination based on exercising rights under worker’s compensation laws; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (prohibiting discrimination on account of race, sex, national origin or religion); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq. (prohibiting discrimination on account of age) (ADEA); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871, 42 U.S.C. §§ 1981; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (ERISA); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101-12213 (ADA); the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (FMLA); the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (FLSA); the Workers’ Adjustment and Retraining Notification Act (“WARN”); any and all state and federal
Confidential

statutes which prohibit discrimination or retaliation in employment based on any protected status (including, without limitation, national origin, race, sex, sexual orientation, disability, workers’ compensation status, or other protected category) and amendments to these statutes; the common law, negligence, gross negligence or any other tort claim, including but not limited to, intentional infliction of emotional distress, negligent infliction of emotional distress, negligence, defamation, assault, battery, invasion of privacy, false imprisonment, breach of contract, interference with a contract, interference with contractual relations, civil conspiracy, duress, promissory or equitable estoppel, defamation, fraud, misrepresentation, wrongful termination, violation of public policy, retaliation, personal injury, breach of fiduciary duty, loss of consortium, bad faith, and any federal, state or local laws, statutes, regulations, ordinances, or other similar provisions. You understand that you are not releasing any claims that arise after the date you sign this Agreement.
     You understand that following the seven-day revocation period, this release will be final and binding. You promise that you on behalf of yourself and any representative, and any person whose claims derive from yours, will not pursue any claim that you have settled by this release or file any lawsuit or other legal proceeding to assert any such claims and you understand and agree that you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for back pay, losses or other damages. If you break any of the promises set forth in the previous sentence, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except for claims arising under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the OWBPA and ADEA, you understand that you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws. You also understand that nothing in this release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this release and prevail on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this release, whichever is less. Furthermore, you give up your right to individual damages or remedies in connection with any administrative or judicial proceeding with respect to your employment or termination of employment with the Company. You also recognize that the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable law.
     You on behalf of yourself and any representative, and any person whose claims derive from yours, promises that no lawsuit or claim has been or will be filed based on any claims released by this Agreement. If such a lawsuit or claim has been or is filed, you agree to withdraw or dismiss such lawsuit or claims upon signing this Agreement; otherwise, you agree
Confidential

to pay all attorneys’ fees and court costs incurred by the Company or any other released party in defending against the lawsuit, claim or charge, along with other appropriate damages.
     This Agreement is not an admission on the Company’s part of any liability whatsoever or that it in any way has acted improperly or unlawfully. The Company specifically denies any liability or improper or unlawful conduct.
     If any claims are made by or against the Company which arise out of or relate to your employment with the Company, you agree that you will cooperate fully in the investigation and defense of such claims, including but not limited to preparation for and providing truthful testimony.
     This Agreement is intended by you and the Company to be a legally valid and binding agreement. If any provision of this Agreement if found to be illegal, invalid or unenforceable, such term or provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, as may be possible and be legal, valid or enforceable.
     This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, United States, and venue for any action brought in connection with this Agreement shall lie in Tarrant County, Texas, U.S.A.
     The Company wishes you success in your future endeavors.

Very truly yours, Cash America Management L.P. By its General Partner, Cash America Holding, Inc.

By:	/s/ Daniel R. Feehan
	Title:	President & CEO

Confidential

     I have read the foregoing Agreement, agree to its terms, and acknowledge receipt of a copy of same, and the sufficiency of the payments recited in it. I understand and acknowledge that I should seek counsel from an attorney with regard to all aspects of this Agreement (including, but not limited to the release contained in it) and that I have had a sufficient opportunity to do so. I hereby voluntarily enter into this Agreement effective as of June 30, 2008, with full knowledge of its meaning and significance. I acknowledge and warrant that I have been given a period of at least 21 days within which to consider this Agreement prior to executing it, if I so desire. This Agreement may be revoked by me for a period of 7 days following its execution. To be effective, the revocation must be in writing and received by the Company by the expiration of this seven-day period.

/s/ Jerry Wackerhagen
Signature
6-30-08
Date

Confidential

9